EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
RR Media Ltd. (Formerly “RRsat Global Communications Network Ltd.”)

We consent to the use of our report dated March 15, 2015, with respect to the consolidated balance sheets of RR Media Ltd. (formerly “RRsat Global Communications Network Ltd.) and subsidiaries as of December 31, 2014 and 2013, and the related consolidated statements of income, comprehensive income, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2014, incorporated herein by reference.

Somekh Chaikin

Certified Public Accountants (Israel)

Member Firm of KPMG International

Tel-Aviv, Israel
June 24, 2015